Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Moore Products Co. of our report dated January 31, 1997, included in the 1996 Annual Report to Shareholders of Moore Products Co.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82948) pertaining to the Incentive Stock Option and Non-Qualified Stock Option Plan of Moore Products Co. of our report dated January 31, 1997, with respect to the consolidated financial statements of Moore Products Co. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                     /s/Ernst & Young LLP

Philadelphia, Pennsylvania
March 27, 1997